Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2014 with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Computer Programs and Systems, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
May 16, 2014